
                        CONCURRENT COMPUTER CORPORATION
                                  EXHIBIT 12
               BASIC AND DILUTED EARNINGS PER SHARE COMPUTATION


                                    THREE MONTHS ENDED    SIX MONTHS ENDED
                                     DECEMBER 31, 1997   DECEMBER 31, 1997
                                     -----------------  -------------------
                                               FULLY                FULLY
                                      BASIC   DILUTED    BASIC     DILUTED
                                     -------  --------  --------  ---------
Average outstanding shares: . . . .   47,021    47,021   46,599     46,599
Primary options outstanding . . . .        -         -        -          -
Fully diluted options outstanding .        -     1,079        -        765
                                     -------  --------  --------  ---------
Equivalent Shares . . . . . . . . .   47,021    48,100   46,599     47,364
                                     =======  ========  ========  =========

Net income. . . . . . . . . . . . .  $ 1,423  $  1,423  $ 2,723   $  2,723
Preferred stock dividends
  and accretion of preferred shares        -         -      (18)       (18)
                                     -------  --------  --------  ---------
Net income available to common
  stockholders. . . . . . . . . . .  $ 1,423  $  1,423  $ 2,705   $  2,705
                                     =======  ========  ========  =========
Earnings per share. . . . . . . . .  $  0.03  $   0.03  $  0.06   $   0.06
                                     =======  ========  ========  =========
